Exhibit 23.7

CONSENT OF NOMINEE FOR DIRECTOR
OF OMEGA NAVIGATION ENTERPRISES, INC.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Omega Navigation Enterprises, Inc.

/s/ Matthew W. McCleery
Name:	Matthew W. McCleery
Date:	March 7, 2006